Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CLEARSIDE BIOMEDICAL, INC.

CLEARSIDE BIOMEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Clearside Biomedical, Inc. (the “Corporation”).

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 26, 2011.

THIRD: The Certificate of Incorporation was last amended and restated by the Fifth Amended and Restated Certificate of Incorporation on November 23, 2015.

FOURTH: The board of directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving a reverse stock split and amending the Corporation’s Fifth Amended and Restated Certificate of Incorporation by deleting Article IV and replacing it with the following new paragraphs:

“The Corporation shall have the authority to issue 60,913,331 shares of capital stock, $0.001 par value per share, of which 40,000,000 shares shall be designated Common Stock (the “Common Stock”) and 20,913,331 shares shall be designated Preferred Stock (the “Preferred Stock”). Of the authorized shares of Preferred Stock, 5,198,826 shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 4,373,481 shares shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock” and together with the Series A Preferred Stock, the “Series A/A-1 Preferred Stock”), 6,066,345 shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock”) and 5,274,679 shares shall be designated Series C Preferred Stock (the “Series C Preferred Stock”). The Preferred Stock shall have the rights, preferences, privileges and restrictions set forth below in Article V.

Effective immediately upon this Certificate of Amendment becoming effective under the General Corporation Law of the State of Delaware, and without any further action by the holders of such shares, every 2.2 outstanding shares of the Corporation’s Common Stock shall be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”).

No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Corporation’s board of directors) on the date that the Reverse Stock Split is effective, rounded up to the nearest whole cent.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split. All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock, par value $0.001 per share, set forth in the Corporation’s Fifth Amended and Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

FIFTH: Thereafter, pursuant to a resolution of the Corporation’s board of directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, Clearside Biomedical, Inc. has caused this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of May, 2016.

CLEARSIDE BIOMEDICAL, INC.

By:	/s/ Daniel White Daniel White Chief Executive Officer

[Signature Page to Charter Amendment]